Exhibit 10.6

DATED                     1999

CAMBRIDGE CONSULTANTS LIMITED (1)

and

CAMBRIDGE SILICON RADIO LIMITED (2)

KNOW-HOW AND IPR AGREEMENT

THIS AGREEMENT is made on                      1999 (the “Effective Date”)

BETWEEN:

(1)	CAMBRIDGE CONSULTANTS LIMITED whose registered office is at Unit 29 Cambridge Science Park, Milton Road, Cambridge CB4 ODW (“CCL”); and

(2)	CAMBRIDGE SILICON RADIO LIMITED whose registered office is at Unit 300 Cambridge Science Park, Milton Road, Cambridge CB4 ODW (“CSR”).

WHEREAS:

(A)	By a Sale and Purchase Agreement of even date CCL has transferred certain assets as defined therein to CSR (the “Sale and Purchase Agreement”).

(B)	CCL has agreed to assign and license the Know-How and other Intellectual Property (as defined below) on the terms set out below.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	In this Agreement (unless the context otherwise requires):

1.2	“EDCAD/Pager Know-How” means the Know-How identified, or contained in the materials identified in Schedule 1.

1.3	“CSR Core Staff” means the (former) CCL staff who are to be employed by CSR as from the Effective Date of this Agreement being James Collier, Glenn Collinson, Phil O’Donovan, Carl Orsborn, Ian Sabberton, Robert Young, Justin Penfold, Jonathan Kimmitt, Graham Pink.

1.4	“CSR Field” means the design, manufacture and supply of integrated circuits to perform the RF or baseband functions of a radio system conforming to, or based upon, the Bluetooth standard, or otherwise intended for short range radio communications in the ISM bands;

1.5	“CSR Project” means the project carried on by CCL (project code 5962) under the title “CSR”, for the development of technology for short range RF digital data communication in the ISM Bands.

1.6	“CSR Staff Know-How” means such know-how as is referred to in Clause 6.

1.7	“Core Know-How” means all Know-How to the extent generated by staff of CCL charging time to the CSR Project but excluding the XAP Technology (as is defined in the XAP Technology Licence of even date herewith) but including the results of the CSR Project as at the Effective Date forming or as described in or by reference to Schedule 2 hereto.

1.8	“Core Intellectual Property Rights” means the Intellectual Property Rights in or forming part of or wholly derived or arising from the Core Know-How;

1.9

“Intellectual Property Rights” means all patents; registered designs; trade secrets and confidential information; registered or unregistered trade marks, service marks and application therefor and all other business names, brand names, devices, logos, get up and signs (and whether or not registered or applied for) together with all the goodwill associated with or symbolised by any of the foregoing; all rights in Internet domain names; all other inventions (whether or not capable of protection by patent or other form of registration); all copyright, rights in the nature of copyright, “sui generis” rights, design rights, semi-conductor topography rights, moral rights and all other like rights in all part of the word whether present or vested, future or contingent in any software, object code source code, database (including extraction rights), interface text, drawing, design, artwork, sound recording, film, video, photograph, mould, three dimensional artistic work or any other material; all other intellectual property rights throughout the world for the full term of the rights concerned; and including: all registrations and pending registrations relating to any such rights and the benefit of any pending application for any such registration; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements) which are owned by or licensed to CCL or under which CCL has any rights;

1.10	“Know-How” means all technical, commercial and other information, experience, knowledge, skill, know-how, industrial and commercial techniques including formulae, processes, specifications, trade secrets, test reports, operating and testing procedures, software, listings, practices, instructions manuals and marketing and other methods, ideas, inventions, discoveries and improvements, data, as in existence at the Effective Date.

2.	Assignment

2.1	CCL hereby assigns to CSR:

(a)	the Core Know-How; and

(b)	the Core Intellectual Property Rights;

with the intent that CSR shall be exclusively entitled to use such Core Know-How and shall have all the rights of owner in relation thereto, and that such Core Intellectual Property Rights shall vest in CSR absolutely.

3.	Licence

3.1	CCL hereby grants to CSR an irrevocable royalty free world-wide licence, together with the right to sublicense, of CCL’s rights and interest in the EDCAD/Pager Know- How and the Intellectual Property Rights deriving from it.

3.2	Save as set out in clause 3.3 below, the licence under this Clause 3 shall be non-exclusive.

3.3	The licence shall be exclusive in relation to the CSR Field in respect of the Know-How defined in Part B of Schedule 1, except that (a) CCL shall be entitled to provide professional design and consultancy services for the development of integrated circuits, products and systems which do not perform the RF or baseband functions or part of such functions of a radio system conforming to or based on the Bluetooth Standard or any successor standard; and (b) CCL may sublicense its customers to use such designs in their CCL designed products.

3.4	If CCL wishes to exploit the EDCAD/Pager Know-How in any field which by this Agreement is exclusively reserved to CSR, CSR shall not unreasonably withhold its consent in any particular case to the grant to CCL of rights to do so, and any consent to be effective shall be in writing.

4.	Provision of EDCAD/Pager Know-How and the Core Know-How

4.1	CCL shall make available to CSR the materials and computer records containing the EDCAD/Pager Know-How and the Core Know-How, on request from CSR.

5.	Warranties

5.1	The CCL hereby warrants to CSR that

(a)	it has the right to grant and transfer the rights granted and transferred herein;

(b)	it is the legal and beneficial owner of the Core Know-How and Core Intellectual Property Rights and the EDCAD/Pager Know-How free of all licences, charges, liens, encumbrances or equities in favour of any third party;

(c)	it has granted no rights to any third party to use or otherwise exploit the Core Know-How;

(d)	so far as it is aware the use of the Core Know-How and Core Intellectual Property Rights and the EDCAD/Pager Know-How as such does not infringe Intellectual Property Rights of any third party; and

(e)	so far as it is aware there is no litigation or pending litigation before any registry or court of competent jurisdiction affecting or relating to the Core Know-How and Core Intellectual Property Rights and the EDCAD/Pager Know-How.

6.	Background Know-How

6.1	CCL acknowledges that the CSR Core Staff shall be free to use any know-how or other information or knowledge (not being Core Know-How or EDCAD/Pager Know-How) which is part of their personal knowledge acquired while employed by CCL or in their possession or control at the date of this Agreement together with any records or other materials associated therewith for use by CSR in the course of CSR’s business, and grants CSR a non-exclusive, irrevocable licence to use the same, and in respect of such use, to work under any intellectual property rights which relate thereto, provided that

(a)	this shall be subject to any obligations existing at the Effective Date which CCL has to any CCL client in respect of any specific information, which are known to that member of staff or shall have been drawn to CSR’s attention;

(b)	CSR shall not use such know-how or information, knowledge or materials other than for the purpose of creation of products (including bare designs (of products)) and that such products will not incorporate directly the whole or any substantial part of it;

(c)	CSR shall not disclose any such know-how, information or knowledge which is the result of any CCL project to any third party; and

(d)	CSR may not use for the Know-How and other materials the subject matter of this clause 6 other than for the purposes of its business plan as approved by the board of CSR from time to time.

6.2	Restriction (b) above shall not apply to information or knowledge of a commercial or marketing nature.

7.	Confidentiality

7.1	CCL undertakes that it will not disclose any Core Know-How to any third party.

7.2	The foregoing shall not apply to any information which the party undertaking the obligation can prove:

(a)	was after the date of this Agreement lawfully disclosed to it without restriction by a third party who did not obtain the same (whether directly or indirectly) from the other party;

(b)	was independently developed by it after the date of this Agreement without reference to the subject information.

8.	Further assurance and assistance

8.1	CCL agrees to execute all such further documents and perform all such further acts as may be necessary to vest in CSR the right title and interest to the Core Know-How and the Core Intellectual Property Rights.

8.2

CCL agrees that it will provide all such assistance and information as CSR may reasonably require, on reimbursement of its reasonable expenses, in connection with enforcement, defence, maintenance or protection of any Intellectual Property Rights in or forming part of or wholly derived or arising from Know-How assigned or licensed pursuant to this Agreement. Such assistance may extend to lending its name to any proceedings in respect of such rights, subject to CCL’s consent which shall not be unreasonably withheld and in all cases to CSR giving CCL such indemnity as may reasonably be required in respect of any costs or other liability CCL may incur in such proceedings, and providing CCL such information as it may reasonably request in connection with the same.

9.	Governing Law and Jurisdiction

9.1	This Assignment shall be governed by, and construed in accordance with English law and the English courts shall have non-exclusive jurisdiction in respect of it.

10.	Certificate of Value

10.1	It is hereby certified that the transaction hereby effected does not form part of a larger transaction, part of a larger transaction or services of transaction in respect of which the amount or value of the consideration exceeds £60,000.

Schedule 1

Part A

Know-How in the EDCAD (directory /home/edcad) as at the Effective Date of this Agreement.

Know-How generated in the “page-in-a-book” project (code C5063) and follow-on projects for Ericsson as completed at the Effective Date—save as in Part B.

Part B

Circuitry contained in the Core Radio Cell of the CMOS IC developed in the course of the “page-in-a-book” project.

Schedule 2

The contents of the directory:

noo-noo/homel/csr/cor_project_25_mar_99

a copy of which dated 31 March 1999 has been delivered to Messrs Taylor Joynson Garrett.

IN WITNESS whereof the parties to this Assignment have executed it the day and year first above written.

Signed as a deed by CAMBRIDGE)

CONSULTANTS LIMITED acting by

[a director and its secretary] [two directors]

Director

Director/Secretary

Signed as a deed by CAMBRIDGE) SILICON RADIO LIMITED acting by [a director and its secretary] [two directors]

Director

Director/Secretary